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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 Quarter Ended
                                                                   March 31,
 In Millions of Dollars                                        1999           1998
 Fixed Charges:
   Interest expense                                      $        55    $        47
   Interest capitalized                                            4              3
   One-third of rents*                                            20             19

   Total Fixed Charges                                   $        79    $        69

 Earnings:
   Income from continuing operations before income
   taxes and minority interests                          $       435    $       362

   Fixed charges per above                                        79             69
   Less: interest capitalized                                    (4)            (3)
                                                                  75             66

   Amortization of interest capitalized                            7              7

   Total Earnings                                        $       517    $       435

 Ratio of Earnings to Fixed Charges                             6.54           6.30



* Reasonable approximation of the interest factor.
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